Exhibit 99.1

Jones Soda Co. Reports Fiscal 2014 Second Quarter Results

SEATTLE--(BUSINESS WIRE)--August 7, 2014--Jones Soda Co. (the Company) (OTCQB:JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the second quarter ended June 30, 2014.

The Company reported a net loss of $429,000 or $(0.01) per share, for the second quarter of 2014 compared to a net loss of $95,000 or $(0.00) per share, for the second quarter 2013. Results for the second quarter of 2014 were impacted by key distributor transitions in certain regions and increased costs of production due to commodity glass prices and special packaging for a major retail chain.

Jennifer Cue, CEO of Jones Soda Co., stated, “As we complete the restructuring process of our business, we are now shifting the management team’s focus from stability towards growth and profitability. I am extremely pleased with the significant improvements we have achieved in our operating structure over the long term. We have made some key investments in the second quarter of 2014 that impacted our net loss; however, these were mission-critical expenditures to build new distribution in certain regions and to foster a growing relationship with a major international retailer. With the diverse Jones product portfolio and upcoming innovations in products, programs and partnerships, we are excited for our future.”

Second Quarter Review - Comparison of Quarters Ended June 30, 2014 and 2013

  Revenue decreased 9.5% to $3.9 million, compared to $4.3 million last year.
  Gross margin decreased to 22.5% of revenue, compared to 28.8% of revenue last year due to higher costs of commodity glass and special packaging for a major retail chain.
  Operating expenses decreased slightly by $41,000, or 3.1%, to $1.27 million, compared to $1.32 million last year.
  Net loss increased to $429,000, or $(0.01) per share, compared to a net loss of $95,000 or $(0.00) per share, last year.

Conference Call

The Company will discuss its results for the quarter ended June 30, 2014, on its scheduled conference call today, August 7, 2014, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing 719-325-2177 (confirmation code: 2936909). In addition, a telephone replay will be available by dialing 858-384-5517 (confirmation code: 2936909) through August 14, 2014, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co® markets and distributes its premium beverages under the Jones® Soda, Jones Zilch® and Jones Stripped™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, high-quality ingredients including pure cane sugar and organic agave syrup, and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers in markets primarily across North America. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2014; its ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014, and in its quarterly reports on Form 10-Q and current reports on Form 8-K filed in 2014. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands, except share data)		(Unaudited)
Revenue	$3,879	$4,287	$6,769	$7,383
Cost of goods sold	3,007	3,053	5,204	5,389
Gross profit	872	1,234	1,565	1,994
Gross profit %	22.5%	28.8%	23.1%	27.0%

Operating expenses:
Selling and marketing	591	625	1,089	1,098
General and administrative	683	690	1,388	1,365
	1,274	1,315	2,477	2,463
Loss from operations	(402)	(81)	(912)	(469)
Other (expense) income, net	3	(9)	(8)	4
Loss before income taxes	(399)	(90)	(920)	(465)
Income tax expense, net	(30)	(5)	(48)	(29)
Net loss	$(429)	$(95)	$(968)	$(494)

Net loss per share - basic and diluted	$(0.01)	$0.00	$(0.02)	$(0.01)
Weighted average basic and diluted common shares outstanding	39,078,592	38,530,416	38,894,504	38,530,416

	Three months ended June 30,		Six months ended June 30,
Case sale data (288-ounce equivalent)	2014	2013	2014	2013
Finished product cases	278,000	306,000	491,000	531,000

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$519	$1,464
Accounts receivable, net of allowance of $48 and $42	2,648	1,034
Inventory	3,420	2,315
Prepaid expenses and other current assets	185	410
Total current assets	6,772	5,223
Fixed assets, net of accumulated depreciation of $1,245 and $1,194	126	232
Other assets	36	59
Total assets	$6,934	$5,514
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,036	$871
Accrued expenses	776	892
Taxes payable	17	37
Other current liabilities	50	48
Total current liabilities	3,879	1,848
Long-term liabilities — other	381	406
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 39,134,582 and 38,710,416 shares, respectively	53,117	52,981
Additional paid-in capital	8,128	7,941
Accumulated other comprehensive income	413	355
Accumulated deficit	(58,984)	(58,017)
Total shareholders’ equity	2,674	3,260
Total liabilities and shareholders’ equity	$6,934	$5,514

CONTACT:
Jones Soda Co.
Mark Miyata, 206-624-3357
mmiyata@jonessoda.com
Vice President of Finance